Exhibit 1.01

Globus Medical, Inc.
Conflict Minerals Report
for the Year Ended December 31, 2020

This Conflict Minerals Report (this “Report”) of Globus Medical, Inc. (the “Company”) has been prepared pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”), for the reporting period from January 1, 2020 to December 31, 2020.

Rule 13p-1 requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in Rule 13p-1 are necessary to the functionality or production of those products. The specified minerals at this time are columbite-tantalite (coltan), cassiterite, gold, and wolframite, including their derivatives, which are limited to tantalum, tin, and tungsten (the “Covered Minerals”). The “Covered Countries” for the purposes of Rule 13p-1 and this Report are the Democratic Republic of the Congo and countries that share an internationally recognized border with the Democratic Republic of the Congo (the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola).

Overview

Globus Medical, Inc., together with its subsidiaries, is a medical device company that develops and commercializes healthcare solutions with a mission to improve the quality of life of patients with musculoskeletal disorders. The Company is primarily focused on implants that promote healing in patients with musculoskeletal disorders, including the use of a robotic guidance and navigation system and products to treat patients who have experienced orthopedic traumas. The Company is an engineering-driven company with a history of rapidly developing and commercializing advanced products and procedures to assist surgeons in effectively treating their patients and to address new treatment options. With over 220 product launches to date, the Company offers a comprehensive portfolio of innovative and differentiated technologies that address a variety of musculoskeletal pathologies, anatomies, and surgical approaches.  Headquartered in Audubon, Pennsylvania, the Company markets and sells  products through exclusive sales forces in the United States, as well as within North, Central & South America, Europe, Asia, Africa and Australia.

Description of Reasonable Country of Origin Inquiry

The Company has designed and conducted a good faith reasonable country of origin inquiry to determine whether any known products containing Covered Minerals originated in a Covered Country or whether they are from recycled or scrap sources. The Company designed its reasonable country of origin inquiry based on the due diligence framework set forth in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. The Company’s reasonable country of origin inquiry is described below.

Governance and Management Systems

The Company maintains standards for its suppliers, which are set forth in its Purchase Order Terms and Conditions (the “P.O. Terms”) and can be found at https://www.globusmedical.com/about/po-terms-and-conditions/. The P.O. Terms require each of the Company’s suppliers to represent and warrant that it is in full compliance with all laws regarding the sourcing of minerals and have reported to the Company the sources of products sold to the Company that contain Covered Minerals.

In conducting its good faith reasonable country of origin inquiry, the Company designated two Company contacts to identify suppliers who supply to the Company products that contain Covered Minerals, and to coordinate and communicate with those suppliers, as discussed below. The Company also has an internal management and record-keeping repository for its Covered Minerals inquiries to facilitate the review and assessment of the supplier responses.

Risk Assessment

The Company’s preliminary risk assessment included a survey of purchased raw materials and contract manufacturing arrangements to identify materials and products with a risk of containing Covered Minerals that are necessary to their functionality. After identifying the categories of products that might contain Covered Minerals that are necessary to their functionality, the Company sent questionnaires to the suppliers in those product categories with the following questions:

●	confirmation of whether the supplier supplied Covered Minerals to the Company;
●	the full name of the smelter(s) from which such Covered Minerals were sourced;
●	whether any such Covered Minerals originated from any of the Covered Countries; and
●	whether the supplier has a conflict-free sourcing policy.

During the supplier survey period, the Company sent reminder notifications to non-responsive suppliers. The Company reviewed the responses to the questionnaires, as well as other information it received from suppliers regarding their due diligence efforts to identify the countries of origin of any Covered Minerals.

Results of Good Faith Reasonable Country of Origin Inquiry and Due Diligence

All supplier responses received were reviewed and, where the information provided by the supplier appeared to be outdated, incomplete or incorrect, follow-up inquiries were made in an effort to obtain current, complete, and accurate information.

Based on the supplier responses received to date as well as additional information obtained through our inquiries,  we note the following:

●	Two suppliers indicated that some smelters in their supply chain have reported to be sourcing Conflict Minerals from the Covered Countries, which were not 100% derived from recycled or scrap sources.
●	With respect to the remaining suppliers, we were unable to conclude whether Conflict Minerals were sourced from a Covered Country or were derived from recycled or scrap sources.

We intend to continue to engage with our suppliers to obtain current, complete, and accurate information about the supply chain.

This Report has not been subjected to an independent private sector audit because such an audit was not required.

Risk Mitigation/Future Due Diligence Measures

The Company intends to continue to comply with Rule 13p-1 on an annual basis and expand or narrow the scope of future due diligence measures in light of any changes to the interpretations of Rule 13p-1 or changes in products or raw materials with a risk of containing Covered Minerals that are necessary to their functionality. The Company will review the adequacy of its due diligence measures to assess the source and chain of custody and work with its suppliers to increase the transparency of their supply chain. In this regard, the Company expects to continue to engage with its suppliers to obtain current, accurate and complete information about their supply chain and to evaluate the Company’s due diligence measures to identify more efficient and effective means to obtain current, accurate and complete information about its supply chain.

Availability of Report

The information contained in this report is publicly available at www.investors.globusmedical.com/investors-overview.

Cautionary Statement on Forward-Looking Statements

This Report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements relating to the Company's intention to improve upon its supply chain due diligence efforts and risk mitigation efforts. These forward-looking statements are only predictions and are subject to risks, uncertainties and other factors, including, among other matters, the Company’s suppliers’ responsiveness and cooperation with the Company’s due diligence efforts and the accuracy of the information provided by the Company’s suppliers, the Company’s ability to identify and mitigate risks in its supply chain, whether smelters and refiners and other market participants responsibly source Covered Minerals, and political and regulatory developments, whether in the Covered Countries, the United States or elsewhere. The Company’s forward-looking statements in this Report are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this Report. The Company undertakes no obligation to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.